EvergreenBancorp Declares Quarterly Cash Dividend of $0.07 per Share

SEATTLE, WA – January 24, 2008 – EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, today announced its Board of Directors approved a quarterly cash dividend of $0.07 per share. The dividend will be payable on February 27, 2008 to shareholders of record as of the close of business on February 19, 2008.

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services. Visit www.EvergreenBancorp.com to learn more.

Contact:
Gordon D. Browning
Executive Vice President and Chief Financial Officer
206-749-7350